Exhibit 5.1

September 17, 2021
Agree Realty Corporation 70 East Long Lake Rd. Bloomfield Hills, Michigan 48304

Re:	Agree Realty Corporation, a Maryland corporation (the “Company”) -- Issuance of 7,000 shares (the “Shares”) of 4.250% Series A Cumulative Redeemable Preferred Stock, par value $0.0001 per share, of the Company (the “Series A Preferred Stock”), and the sale of 7,000,000 depositary shares (the “Depositary Shares”), each representing 1/1000th of a Share of Series A Preferred Stock, pursuant to a Registration Statement on Form S-3 (Registration No. 333-238729) filed with the United States Securities and Exchange Commission (the “Commission”) on May 27, 2020, as amended by Post-Effective Amendment No. 1 filed with the Commission on August 12, 2020 and Post-Effective Amendment No. 2 filed with the Commission on May 5, 2021 (the “Registration Statement”)

Ladies and Gentlemen:

We have acted as Maryland corporate counsel to the Company in connection with the registration of the Shares, the Depositary Shares and the Conversion Shares (as defined herein) under the Securities Act of 1933, as amended (the “Act”), by the Company pursuant to the Registration Statement. The Series A Preferred Stock is convertible into shares of common stock, par value $0.0001 per share (“Common Stock”), of the Company (the “Conversion Shares”) in accordance with, and subject to, the terms and conditions of the Series A Preferred Stock set forth in the Series A Articles Supplementary (as defined herein). You have requested our opinion with respect to the matters set forth below.

In our capacity as Maryland corporate counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

(i)            the corporate charter of the Company (the “Charter”) represented by Articles of Incorporation filed with the State Department of Assessments and Taxation of Maryland (the “Department”) on December 15, 1993, Articles of Amendment filed with the Department on April 7, 1994, two Articles Supplementary filed with the Department on December 8, 2008, Articles Supplementary filed with the Department on September 21, 2012, Articles of Amendment filed with the Department on May 8, 2013, two Articles Supplementary filed with the Department on July 31, 2013, Articles of Amendment filed with the Department on May 5, 2015 and Articles of Amendment filed with the Department on May 3, 2016, Articles Supplementary filed with the Department on February 26, 2019, Articles of Amendment filed with the Department on April 25, 2019, Articles of Amendment filed with the Department on May 7, 2021, and Articles Supplementary filed with the Department on September 13, 2021 (the “Series A Articles Supplementary”);

BALLARD SPAHR LLP

Agree Realty Corporation

September 17, 2021

(ii)           the Bylaws of the Company adopted as of November 8, 2006, as amended and restated by the Amended and Restated Bylaws of the Company, adopted as of May 8, 2013, as amended by the First Amendment to the Amended and Restated Bylaws of the Company, adopted as of February 26, 2019 (the “Bylaws”);

(iii)          resolutions adopted by the Board of Directors of the Company, or a duly authorized committee thereof, on or as of March 27, 2020, August 9, 2021 and September 8, 2021, which, among other things, authorized the issuance of the Shares and the Conversion Shares and the sale of the Depositary Shares (together, the “Directors’ Resolutions”);

(iv)          the Registration Statement and the related prospectus dated May 27, 2020 (the “Base Prospectus”) and final prospectus supplement dated September 8, 2021 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”) included therein, each in the form filed with the Commission pursuant to the Act;

(v)           the Underwriting Agreement, dated as of September 8, 2021 (the “Underwriting Agreement”), by and among the Company, Agree Limited Partnership, a Delaware limited partnership of which the Company acts as the general partner, and Wells Fargo Securities, LLC, J.P. Morgan Securities LLC and Raymond James & Associates, Inc., as representatives of the several underwriters named on Schedule I thereto (the “Underwriters”);

(vi)          the Master Deposit Agreement, dated as of September 17, 2021 (the “Deposit Agreement”), by and among the Company, Computershare Inc. and its wholly owned subsidiary Computershare Trust Company, N.A., jointly as depositary (the “Depositary”), and the holders from time to time of the depositary receipts described therein relating to the Shares;

(vii)         a certificate of Joey Agree, President and Chief Executive Officer of the Company, and Peter Coughenour, Interim Chief Financial Officer of the Company, dated as of a recent date (the “Officers’ Certificate”), to the effect that, among other things, the Charter, the Bylaws and the Directors’ Resolutions are true, correct and complete, have not been rescinded or modified and are in full force and effect on the date of the Officers’ Certificate;

(viii)        a status certificate of the Department, dated as of a recent date, to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland and is duly authorized to transact business in the State of Maryland; and

(ix)           such other laws, records, documents, certificates, opinions and instruments as we have deemed necessary to render this opinion, subject to the limitations, assumptions and qualifications noted below.

BALLARD SPAHR LLP

Agree Realty Corporation

September 17, 2021

In reaching the opinions set forth below, we have assumed the following:

(a)           each person executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so;

(b)           each natural person executing any of the Documents is legally competent to do so;

(c)           any of the Documents submitted to us as originals are authentic; any of the Documents submitted to us as certified or photostatic copies conform to the original documents; all signatures on all of the Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true and complete; all statements and information contained in the Documents are true and complete; there has been no modification of, or amendment to, any of the Documents, and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise;

(d)           the Officers’ Certificate and all other certificates submitted to us are true and correct both when made and as of the date hereof;

(e)           the Company has not, and is not required to be, registered under the Investment Company Act of 1940;

(f)            none of the Shares, the Depositary Shares or the Conversion Shares will be issued, transferred or deposited in violation of the provisions of Article Ninth of the Charter or Section 10 of the Series A Articles Supplementary relating to restrictions on ownership and transfer of shares of stock of the Company;

(g)           none of the Shares, the Depositary Shares or the Conversion Shares will be issued and sold to, or deposited with, an Interested Stockholder of the Company or an Affiliate thereof, all as defined in Subtitle 6 of Title 3 of the Maryland General Corporation Law (the “MGCL”), in violation of Section 3-602 of the MGCL;

(h)           all Depositary Shares to be offered and sold pursuant to the Registration Statement will be issued under the Deposit Agreement; the Deposit Agreement is a valid and legally binding agreement among the Company, the Depositary and the holders from time to time of the Receipts (as defined in the Deposit Agreement), which evidence the Depositary Shares, and is enforceable against the parties thereto in accordance with its terms; and the Deposit Agreement conforms to the description thereof set forth in the Prospectus;

(i)            the issuance of the Shares, the deposit of the Shares with the Depositary pursuant to the terms of the Deposit Agreement, and the sale of the Depositary Shares to the Underwriters in exchange for payment of the consideration therefor pursuant to the terms of the Underwriting Agreement will occur contemporaneously;

(j)            any exercise of the conversion rights applicable to the Series A Preferred Stock, and any issuance and delivery of the Conversion Shares upon exercise of such conversion rights, will be in accordance with, and subject to, the terms and conditions of the Series A Preferred Stock set forth in the Series A Articles Supplementary; and

BALLARD SPAHR LLP

Agree Realty Corporation

September 17, 2021

(k)           upon each issuance of any Conversion Shares subsequent to the date hereof, the total number of shares of Common Stock issued and outstanding on the date subsequent to the date hereof on which such Conversion Shares are issued, after giving effect to the issuance of such Conversion Shares, will not exceed the total number of shares of Common Stock that the Company is authorized to issue under the Charter.

Based on the foregoing, and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

1.            The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland.

2.            The issuance of the Shares and the deposit of the Shares with the Depositary pursuant to the terms of the Deposit Agreement have been duly authorized by all necessary corporate action on the part of the Company and, when the Shares are issued and delivered by the Company in accordance with the provisions of the Underwriting Agreement and the Deposit Agreement in exchange for payment therefor in accordance with the Directors’ Resolutions and the terms of the Underwriting Agreement and the Deposit Agreement, such Shares represented by the Depositary Shares will be validly issued, fully paid and non-assessable.

3.            The Company has the corporate power to enter into the Deposit Agreement and the Underwriting Agreement, and the Depositary Shares, the sale of the Depositary Shares, the Receipts evidencing the Depositary Shares, the Underwriting Agreement and the Deposit Agreement have been duly authorized by all necessary corporate action on the part of the Company.

4.            4,762,100 Conversion Shares have been duly authorized and reserved for issuance by all necessary corporate action on the part of the Company and, when issued and delivered by the Company upon conversion of duly authorized, validly issued, fully paid and non-assessable shares of Series A Preferred Stock in accordance with, and subject to, the terms and conditions of the Series A Preferred Stock set forth in the Series A Articles Supplementary, such Conversion Shares will be validly issued, fully paid and non-assessable.

The foregoing opinions are limited to the substantive laws of the State of Maryland, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinions are expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. We note that the Deposit Agreement provides that the Deposit Agreement and the Receipts, and all rights thereunder and provisions thereof, will be governed by, and construed in accordance with, the laws of the State of New York, and, without limiting the generality of the immediately preceding sentence, we express no opinion herein concerning the laws of the State of New York or the effect thereof.

BALLARD SPAHR LLP

Agree Realty Corporation

September 17, 2021

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K relating to the Shares, the Depositary Shares and the Conversion Shares, which is incorporated by reference in the Registration Statement, and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Shares, the Depositary Shares and the Conversion Shares. We also consent to the identification of our firm as Maryland corporate counsel to the Company in the section of the Registration Statement entitled “Legal Matters”. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Ballard Spahr LLP